Exhibit 5.1

WILLIAM M. AUL
ATTORNEY AT LAW
7676 Hazard Center Drive, Suite 500
San Diego, CA  92108

February 15, 2008

The Board of Directors

US Biodefense, Inc.
300 State Street, Suite 226
Oldsmar, Florida 34677

Ladies and Gentlemen:

In my capacity as special counsel for US Biodefense, Inc., a Utah corporation, (the “Company”), I have reviewed copies of the Company’s corporate documents relative to the Company’s issuance and registration of  a maximum of 2,500,000 shares of common stock pursuant to the Plan as set out and described in the Company’s Registration Statement on Form S-8 under the Securities Act of 1933 (the “Registration Statement”).  I have also participated in the preparation and filing of the Registration Statement.

Based upon the foregoing and upon my examination of said corporate documents of the Company and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed, and assuming the accuracy and completeness of all information supplied me by the Company, having due regard for the legal considerations which I deem relevant, I am of the opinion that:

(1)  The Company is a corporation duly organized and validly existing under the laws of the State of Utah;

(2)  The Company has taken all requisite corporate action and all action required by the laws of the State of Utah with respect to the authorization, issuance and sale of the shares of common stock to be issued pursuant to the Registration Statement;

(3)  The 2,500,000 shares of common stock, when issued pursuant to the Registration Statement, will be validly issued, fully paid and non-assessable.

This Opinion is restricted to the application of the Securities Act of 1933.  I have not been asked to give or provide any review of the application of the laws of any other jurisdiction.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to myself in the Registration Statement.

Yours very truly,

/s/ William M. Aul

WILLIAM M. AUL